Exhibit 99.1

September 12, 2011	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK and ONEOK Partners to Hold
Annual Investor Conference and Webcast

2012 Earnings Guidance and Three-year Forecasts to be Discussed

TULSA, Okla. – Sept. 12, 2011 – ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will hold their annual investor conference on Tuesday, Sept. 27, 2011, in New York City, from 9 a.m. Eastern Daylight Time (8 a.m. Central Daylight Time) to noon Eastern Daylight Time (11 a.m. Central Daylight Time.) The meeting also will be carried live on ONEOK’s and ONEOK Partners’ websites.

The meeting will be hosted by John W. Gibson, chairman, president and chief executive officer of ONEOK and ONEOK Partners.

ONEOK’s and ONEOK Partners’ management team will present, including:
•	Pierce Norton, chief operating officer of ONEOK;
•	Terry Spencer, chief operating officer of ONEOK Partners; and
•	Rob Martinovich, senior vice president and chief financial officer, ONEOK and ONEOK Partners.

Other members of ONEOK’s and ONEOK Partners’ management teams will be available for questions.

At the meeting, ONEOK and ONEOK Partners will discuss 2012 earnings guidance that will be announced on Sept. 26, 2011.

In addition, ONEOK and ONEOK Partners will update their three-year financial forecasts. ONEOK will update its three-year net income and dividend growth forecasts, and ONEOK Partners will update its three-year EBITDA (earnings before interest, taxes, depreciation and amortization) and distribution growth forecasts.

The webcast can be accessed on ONEOK’s and ONEOK Partners’ websites at www.oneok.com and www.oneokpartners.com. A replay of the webcast will be available for 30 days after the conference.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the websites at www.oneok.com or www.oneokpartners.com.

For the latest news about ONEOK and ONEOK Partners, follow us on Twitter @ONEOKNews and @ONEOKPartners.

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